EXHIBIT (3) a. (iii)


CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

TENNEY ENGINEERING, INC.



     A.  The name of the corporation is:

               TENNEY ENGINEERING, INC.


     B.  The amendments adopted are as follows:

          (1) An amendment to provide that the number of shares of the Common Stock of the corporation is authorized to issue be increased from 10,000,000 shares to 50,000,000 shares and that the par value of such stock be reduced from $.10 per share to $.01 per share. The amendment further provides that the corporation would be authorized to issue Common Stock in series, in each case at the discretion of the Board of Directors, without further action by the shareholders unless otherwise required by law or regulation or the rules of any stock exchange on which the corporations securities may then be listed, and that the Board of Directors may fix the number of shares in each such series and the designation and relatives voting and other rights thereof. To accomplish such amendment, ARTICLE FOURTH (a) is hereby deleted and a substitute ARTICLE FOURTH (a) is adopted as follows:

          (a) Fifty million (50,000,000) shares of common stock, par value $.01 each (hereinafter referred to as Common Stock).

     The Common Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE FOURTH, for each such series the number of shares constituting such series and the designation and power, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the Business Corporation Act of the State of New Jersey.

     The Board of Directors or a duly authorized committee thereof may change the designation or number of shares, or the relative rights, preferences, and limitations of the shares, of any theretofore established class or series no shares of which have been issued. Until more than one series of Common Stock is issued the holders of Common Stock shall be entitled to one vote for each share of Common Stock held.

          (2) An amendment to provide that the number of shares of Preferred Stock the corporation is authorized to issue be increased from 1,000,000 shares to 5,000,000 shares, and the par value of such stock be reduced from $1.00 per share to $.01 per share. To accomplish such amendment, ARTICLE FOURTH (b) is hereby deleted and a substitute ARTICLE FOURTH (b) is adopted as follows:

          (b) Five Million (5,000,000) shares of preferred stock, par value $.01 each (hereinafter referred to as Preferred Stock). The Preferred Stock may be issued from time to time in one or more series, each with such distinctive designation as may be stated in a resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors or a duly authorized committee thereof. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and the provisions of this ARTICLE FOURTH, for each such series the number of shares constituting such series and the designation and powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subject of matters as may be fixed by resolution or resolutions of the Board of Directors or a duly authorized committee thereof under the Business Corporation Act of the State of New Jersey.

     The Board of Directors or a duly authorized committee thereof may change the designation or number of shares, or the relative rights, preferences, and limitations of the shares, of any theretofore established class or series no shares of which has been issued.

     C. The foregoing amendments were adopted by the Shareholders on May 24, 1996.


     D. At the time of the adoption of the aforesaid amendments, the number of shares entitled to vote thereon was 3,685,592 shares of Common Stock.


     E. (1) The number of shares for and against the amendment of ARTICLE FOURTH (a) was as follows:

          For:        2,580,857

          Against:      502,467


          (2) The number of shares for and against the amendment of ARTICLE FOURTH (b) was as follows:

          For:        1,612,658

          Against:      538,217


     IN WITNESS WHEREOF, Tenney Engineering, Inc. has caused this
Certificate to be signed by its President this 24th day of May, 1996.

                              TENNEY ENGINEERING, INC.



                              By:  s/Robert S. Schiffman
                                   Robert S. Schiffman,
                                   President